EXHIBIT 99.1

Lightwave Logic acquires the polymer technology intellectual property assets of BrPhotonics

ENGLEWOOD, CO -- (xxxxxxx - June 15, 2018) - Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high-speed fiber-optic data communications and telecommunications, announced today that it has acquired the polymer technology intellectual property assets of BrPhotonics Productos Optoelectrónicos S.A., a Brazilian corporation (“BrPhotonics”).

This acquisition significantly advances Lightwave Logic’s patent portfolio of electro-optic polymer technology with 15 polymer chemistry materials, devices, packaging and subsystems patents.  It further strengthens the company’s design capabilities to solidify its market position as it prepares to enter the 400Gbps integrated photonics marketplace with a highly competitive, scalable alternative to installed legacy systems.

Dr. Lebby noted, “BrPhotonics’ intellectual property patent portfolio dovetails well with Lightwave Logic’s development of 50Gbps packaged modulators as part of its P2IC™ platform to address 400Gbps datacenter and high-performance computing opportunities as described in our March 28th 2018 press release.  We are currently focusing on optimizing our own 50Gbps Ridge Wave Guide (RWG) Mach-Zehnder polymer modulator device and packaging to create customer prototypes.”

Dr. Lebby added, “This acquisition provides a solid IP extension for Lightwave Logic and importantly gives us additional freedom of manufacturing for our products, and further demonstrates to our potential customers that we are serious about becoming the leader in polymer photonics technology products.”

Additional information about the acquisition can be found in Lightwave Logic’s Form 8-K filed on June 15, 2018.

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Lightwave Logic, Inc. is a development stage company moving toward commercialization of next generation photonic devices using its high-activity and high-stability organic polymers for applications in data communications and telecommunications markets. Photonic electro-optical devices convert data from electric signals into optical signals. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com